                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  PSICOR, INC.
                                       AT
                              $17.50 NET PER SHARE
                                       BY
                          BAXTER CVG SERVICES II, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                         BAXTER HEALTHCARE CORPORATION

                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                           BAXTER INTERNATIONAL INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 3, 1996,
                         UNLESS THE OFFER IS EXTENDED.

                                                               November 29, 1995

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase, dated November 29, 1995 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by Baxter CVG Services II, Inc. ("Purchaser"), a Pennsylvania corporation and wholly owned subsidiary of Baxter Healthcare Corporation ("Parent"), a Delaware corporation and wholly owned subsidiary of Baxter International Inc., a Delaware corporation, to purchase all outstanding shares of common stock, no par value (the "Shares"), of PSICOR, Inc., a Pennsylvania corporation (the "Company"), at a price of $17.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

    We are the holder of record of Shares held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

    1.  The tender price is $17.50 per Share, net to the seller in cash.

    2.  The Offer is being made for all outstanding Shares.

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    3.  The Board  of Directors of the  Company unanimously has determined  that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to, and in the best interests of, the shareholders of the Company, and recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

    4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City Time, on Wednesday, January 3, 1996, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least 4,099,261 Shares which represents at least 80% of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). Although under the terms of the Merger Agreement (as defined in the Offer to Purchase) Parent and Purchaser may waive the Minimum Condition, they do not currently intend to do so, and Parent and Purchaser may terminate the Merger Agreement if the Minimum Condition is not satisfied. The Offer is also subject to other terms and conditions. See Section 14 of the Offer to Purchase.

    6. Parent and Purchaser have entered into the Tender and Option Agreement with Michael W. Dunaway, the Chairman, Chief Executive Officer and President of the Company, Trudy V. Dunaway, a director, Vice President, Secretary and Assistant Treasurer of the Company, and the Dunaway Family Trust, of which Mr. and Mrs. Dunaway are co-settlors and co-trustees
       (together with Mr. and Mrs. Dunaway, the "Selling Shareholders"), pursuant to which, among other things, the Selling Shareholders have granted Parent and Purchaser an option to acquire at $17.50 per Share and have agreed to tender and, in the event such irrevocable option is not theretofore exercised, sell in the Offer, and, in each case, upon the terms and subject to the conditions thereof, 1,931,426 Shares owned by the Selling Shareholders (or approximately 38% of the Company's outstanding Shares calculated on a fully diluted basis).

    7. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at the rate of 31% may be imposed on the gross proceeds resulting from the Offer, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 to the Letter of Transmittal.

    8. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by First Chicago Trust Company of New York, as Depositary (the "Depositary"), of (a) certificates for Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase or timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares; (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates representing Shares or confirmations for book-entry transfer of such Shares into the Depositary's account are actually received by the Depositary.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser

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becomes  aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by CS First Boston Corporation or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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                                  INSTRUCTIONS

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 29, 1995, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the offer by Baxter CVG Services II, Inc., a Pennsylvania corporation and wholly owned subsidiary of Baxter Healthcare Corporation, a Delaware corporation and wholly owned subsidiary of Baxter International Inc., a Delaware corporation, to purchase all outstanding shares of common stock, no par value (the "Shares"), of PSICOR, Inc., a Pennsylvania corporation.

    This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
                                                        SIGN HERE
 Number of Shares to be Tendered:

---------------------------  Shares*
                                          ______________________________________

                                          ______________________________________
                                                       Signature(s)

                                          ______________________________________

                                          ______________________________________
                                               Please type or print name(s)
Dated: ________________
                                          ______________________________________
                                          ______________________________________
                                               Please type or print address

                                          ______________________________________
                                              Area Code and Telephone Number

                                          ______________________________________
                                                Taxpayer Identification or
                                                  Social Security Number

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.